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                                                                     EXHIBIT 4.3
                                AMENDMENT TO THE
                        THERMADYNE HOLDINGS CORPORATION
                        1996 EMPLOYEE STOCK OPTION PLAN



       WHEREAS, the Board of Directors of Thermadyne Holdings Corporation (the "Company") has adopted the Thermadyne Holdings Corporation 1996 Stock Option Plan (the "Plan");

       WHEREAS, Section 21(b) of the Plan provides that the Board of Directors of the Company may amend the Plan;

       WHEREAS, The Company desires to increase the number of shares of the Company's common stock available under the Plan from 300,000 to 800,000;

       WHEREAS, the Company desires to amend the qualifications of members of the committee administering the Plan;

       WHEREAS, the Company desires that the Plan provide for the grant of replacement options in the discretion of the committee administering the Plan;

       WHEREAS, the Company desires to amend the Plan with respect to the transferability of options granted under the Plan; and

       WHEREAS, the Company desires to amend the amendment provision under the Plan.

       NOW, THEREFORE, the Plan is hereby amended as follows:

       1. Section 2(b) is hereby amended in its entirety and restated as follows:

              (b) "Award" means options, including incentive stock options and Replacement Options, granted under the Plan.

       2. Section 2 is hereby amended by deleting Section 2(p) in its entirety, and by appropriately renumbering those subsections of Section 2 that follow Section 2(o).
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       3.     Section 2 is hereby amended by adding a new Section 2(y) after
Section 2(x) (as renumbered in accordance with the amendment contained in Paragraph 2 above) as follows:

              (y)    "Replacement Option" means an option granted pursuant to
       Section 6(d).

In addition, Section 2 is hereby amended by appropriately renumbering those subsections of Section 2 that follow new Section 2(y).

       4. Section 3 is hereby amended by deleting the number "300,000" and replacing it with the number "800,000."

       5. Section 4(a) is hereby amended in its entirety and restated as follows:

              (a) Subject to Section 4(b), the Plan shall be administered by a committee or subcommittee of the Board ("Committee") which shall consist of not less than two persons who are directors of the company and who each qualifies as (i) an "outside director," as such term is defined for purposes of the regulations under Code Section 162(m) and
       (ii) a "Non-Employee Director," as such term is defined for purposes of Rule 16b-3 under the 1934 Act.

       6. Section 6 is hereby amended by adding a new Section 6(d) as follows:

              (d) Grant of Replacement Options. At the time of grant of any Award under the Plan, or at the time of grant of any stock option award under any other stock option plan of the Company ("Other Award"), or at anytime after the grant of such Award or Other Award, the Committee may, in its discretion, provide for the grant of a Replacement Option, subject to the following terms and conditions:

                  (i) A Replacement Option shall only be granted by the Committee if the Grantee (or other person or entity authorized to exercise the Award or Other Award) exercises an Award or Other Award (an "Exercised Option") by using shares of Stock (which have been held by the Grantee or other person or entity for at least six full months immediately prior to the date of exercise of





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                            the Exercised Option) as payment of the exercise
                            price, whether in whole or in part.

                 (ii) The Replacement Option shall be evidenced by its own Award Agreement.

                (iii) The Grant Date of a Replacement Option shall be the date that the Exercised Option is exercised.

                 (iv) The number of shares of Stock underlying a Replacement Option grant shall not exceed the number of shares of Stock tendered to the Company by the Grantee or other authorized person or entity as payment of the exercise price of the Exercised Option.

                  (v) The aggregate of all shares of Stock underlying all Replacement Options granted to any individual Grantee under the Plan shall not exceed the number of shares of Stock underlying all exercisable Awards and Other Awards held by the Grantee.

                 (vi) A Replacement Option shall have an exercise price equal to the Fair Market Value of the Stock on the date the Exercised Option is exercised.

                (vii) A Replacement Option shall have an Option Term that does not extend beyond the remaining term of the Exercised Option.

               (viii) For purposes of the number of shares of Stock (a) available under the Plan pursuant to Section 3 and
                            (b) for which options may be granted to any Grantee in any calendar year pursuant to Section 6(a)(iv), a Replacement Option shall be treated as the grant of a new Award.

                 (ix) A Replacement Option may be granted with respect to the grant and exercise of an incentive stock option and may itself qualify as an incentive stock option; provided, however, that if the grant of the Replacement Option





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                            disqualifies the applicable exercised incentive
                            stock option as an incentive stock option, such grant of such Replacement Option shall be null and void ab initio and without effect.

                  (x) A Replacement Option shall be fully exercisable on the Grant Date, except as the Committee may otherwise provide.

                 (xi) The Replacement Option may be subject to such other terms and conditions that the Committee may determine as appropriate; provided, however, that such other terms and conditions are not inconsistent with the Plan.

       7. Section 21(a) is hereby amended in its entirety and restated as follows:
              (b) The Board may, from time to time and in its discretion, amend the Plan without the approval of the Company's stockholders, except as such stockholder approval shall be required (i) by Code
       Section 162(m) and/or Code Section 422 or (ii) under the listing requirements of any securities exchange or national market system on which are listed the Company's equity securities.

       8. The foregoing amendments shall become effective when approved by the Board of Directors of the Company; provided, however, that the amendment contained in Paragraph 4 above, which increases the number of shares of the Company's common stock available under the Plan, shall become effective when approved by both the Board of Directors of the Company and the stockholders of the Company.





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